Exhibit 99.1
PRESS RELEASE
First Quarter 2022 Results
Continued growth of our FMC customer base, reaching 772,400 subscribers at the end of Q1 2022, while reduced market flux impacted our net adds performance in the quarter.
Reconfirming our FY 2022 guidance, while expecting an improved trend in both our revenue and Adjusted EBITDA performance in the second half of the year.	Reconfirming our FY 2022 outlook on all metrics, expecting an improved trend in both our revenue and Adjusted EBITDA(a) performance in the second half of the year.

Continued execution against our shareholder remuneration policy and leverage framework following yesterday's AGM/EGM approval of a gross final dividend of €1.375 per share and the cancellation of 1.1 million treasury shares.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, April 28, 2022 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ended March 31, 2022.

HIGHLIGHTS

•At the end of Q1, we entered into a binding agreement with DigitalBridge Group, Inc. regarding the full sale of our mobile telecommunications tower business, which owns all of our passive infrastructure assets. We expect this transaction to close in Q2 2022. As a result of this landmark transaction for Telenet, we intend to move to EBITDAal reporting from Q2 this year and will provide rebased headline financials in order to facilitate a like-for-like comparison base, including an update of our FY 2022 outlook to reflect the transaction impact on our key financial metrics.
•Continued progress with Fluvius on the "data network of the future" for Flanders. Both companies target to enter into legal agreements by the time we report our H1 2022 results, which represents a slightly delayed timing versus spring initially.
•Sustained growth of our FMC customer base driven by our "ONE(Up)" bundles (+22,700), while lower market flux impacted net new subscriber growth for our broadband internet and mobile postpaid offers in the quarter of +2,900 and +8,800, respectively, with annualized churn remaining at historically low levels.
▪Revenue of €644.8 million in Q1 2022, broadly flat yoy with our Q1 2021 revenue including certain one-offs. The impact of these one offs resulted in a drag on our revenue growth of around 1%.
▪Net profit of €160.4 million in Q1 2022, up 43% yoy, reflecting a significantly improved financial result partly offset by higher income tax expense and a 12% year-on-year decline in our operating profit as detailed below.
▪Q1 2022 Adjusted EBITDA(1) of €328.5 million, which represented a decline of nearly 2% yoy. The decline in our Adjusted EBITDA was driven by both a tough comparison base compared to last year because of certain one-offs in Q1 2021 and the impact of higher inflation on both our staff-related expenses and network operating costs.
▪Accrued capital expenditures(2) of €180.2 million in Q1 2022, +26% versus last year and approximately 28% of revenue. Excluding (i) the recognition of certain football broadcasting rights, (ii) the temporary extension of both our 2G and 3G mobile spectrum licenses and (iii) certain lease-related capital additions from our accrued capital expenditures, our Q1 2022 accrued capital expenditures were €139.8 million, equivalent to approximately 22% of revenue.

(a) Quantitative reconciliations to net profit (including net profit growth rates) for our Adjusted EBITDA guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit. The items we do not forecast may vary significantly from period to period.

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▪Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow)(3) of €188.7 million in Q1 2022, -6% yoy, mainly driven by (i) a nearly 2% contraction in our Adjusted EBITDA as explained above and (ii) modestly higher accrued capital expenditures versus Q1 last year (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions).
▪Net cash from operating activities, net cash used in investing and net cash used in financing activities of €231.1 million, €124.6 million and €83.1 million, respectively, in Q1 2022. Adjusted Free Cash Flow(4) of €61.2 million, representing a 49% yoy decrease and mainly reflecting (i) a different phasing in the payment of our annual cash taxes and (ii) an €8.8 million lower contribution from our vendor financing compared to Q1 last year.
▪Having completed the first three months of the year, we reconfirm our full year 2022 outlook as presented mid-February. Relative to the first quarter, we expect an improved trend in both our revenue and Adjusted EBITDA performance in the second half of the year, driven by certain price adjustments coming into effect as of mid-June 2022 as announced yesterday, as well as a continued focus on our operating expenses and tight cost control. As we already settled our annual cash taxes in the first quarter, we also expect a much stronger Adjusted Free Cash Flow performance in Q2 and the remainder of the year.
▪In line with our policy, the board of directors proposed to yesterday's Annual Shareholders' Meeting to approve the payment of a gross final dividend of €1.375 per share (€149.0 million in total, based on the number of dividend-entitled shares outstanding at the date of this release). Having received the required shareholder approval yesterday, the dividend will be paid next week on May 4, 2022, with the Telenet shares trading ex-dividend on Euronext Brussels as of May 2, 2022. Yesterday's EGM also approved the cancellation of 1.1 million treasury shares, representing the shares which we repurchased through our Share Repurchase Program 2021.

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For the three months ended March 31,	2022	2021	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	644.8	645.9	—%
Operating profit	134.7	153.8	(12)%
Net profit	160.4	112.5	43%
Net profit margin	24.9%	17.4%

Basic earnings per share	1.48	1.03	44%
Diluted earnings per share	1.48	1.03	44%

Adjusted EBITDA (1)	328.5	334.2	(2)%
Adjusted EBITDA margin %	50.9%	51.7%

Accrued capital expenditures (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions) (2)	139.8	133.8	4%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions)	21.7%	20.7%

Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow) (3)	188.7	200.4	(6)%

Net cash from operating activities	231.1	274.0	(16)%
Net cash used in investing activities	(124.6)	(120.1)	4%
Net cash used in financing activities	(83.1)	(35.9)	131%
Adjusted Free Cash Flow (as guided and currently defined) (4)	61.2	119.2	(49)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video (5)	1,747,300	1,799,000	(3)%
Broadband internet (6)	1,728,600	1,706,100	1%
Fixed-line telephony (7)	1,078,400	1,161,000	(7)%
Mobile telephony (8)	2,946,700	2,954,800	—%
Postpaid	2,638,600	2,598,200	2%
Prepaid	308,100	356,600	(14)%

FMC customers	772,400	660,500	17%
Services per customer relationship (9)	2.25	2.28	(1)%
ARPU per customer relationship (€ / month) (9) (10)	58.7	59.8	(2)%

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"Unfortunately, we live in unprecedented times with a war ongoing in Europe causing the casualties of many innocent people. The situation in Ukraine has deeply touched us all. Since the outbreak of the war in Ukraine, we have taken our corporate social responsibility to provide free mobile connectivity access to Ukrainian refugees in Belgium allowing them to stay connected with family and friends in their country. In addition, we support local governments with internet access in the temporary refugee centers and took many other initiatives to support the Ukrainian people, including the provision of the Ukraine 24 TV channel.
When we look back at our operational performance in Q1 2022, we still managed to organically grow our business, but at a slower pace as we observed less flux in the market. We added 22,700 net new FMC subscribers in the quarter, bringing the total to 772,400 subscribers at the end of Q1 2022, up 17% year-on-year. We also managed to expand both our broadband and mobile customer base with 2,900 and 8,800 net additions, respectively. The weighted average data download speed across our broadband subscriber base continued to increase, reaching 241 Mbps at March 31, 2022, up 12% from 215 Mbps in Q1 last year. This underlines our leading network infrastructure position in fixed. I'm also proud about the performance of our mobile network, offering the highest download speed on mobile of 93.5 Mbps, based on the latest BIPT test drive results.
At the end of March this year, we entered into a binding agreement with DigitalBridge Group, Inc. regarding the full sale of our mobile telecommunications tower business, which owns all of Telenet's passive infrastructure assets. The transaction values our tower business at €745 million on a debt and cash-free basis, equivalent to a multiple of just over 25x EV/EBITDAal 2021 (after lease payments). We expect this transaction to close in Q2 2022.
Having successfully completed the strategic review of our tower portfolio, we remain fully committed to evolve on the Fluvius transaction. Both companies target to enter into legal agreements by the time we report our H1 2022 results, which represents a slightly delayed timing versus spring initially. In addition, we intend to host a Capital Markets Day shortly thereafter to provide more clarity on the growth outlook for both our retail and infrastructure businesses."

Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:

"I'm pleased with our financial performance in the first quarter, which shows we're on track to deliver on our full year 2022 outlook. Due to a tougher year-on-year comparison base, our revenue remained broadly stable at €645 million for the first quarter of 2022. The impact of these one-offs resulted in a ~1% drag to yoy revenue growth. As such, our top line growth trend remained unchanged from previous quarters and again demonstrates that we have been able to reverse the negative trend in our revenue profile. The combined impact of the aforementioned benefit and the inflationary impact on both our staff-related expenses and energy costs led to a nearly 2% year-on-year decline in our Adjusted EBITDA to €329 million. In line with our FY 2022 outlook, we anticipate an improved trend in our revenue profile and Adjusted EBITDA in the second half of the year, driven by certain price adjustments coming into effect as of mid-June 2022 as announced yesterday, as well as a continued focus on our operating expenses and tight cost control. With accrued capital expenditures of €140 million in the quarter (excluding the recognition of certain football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions), equivalent to approximately 22% of revenue, our Adjusted EBITDA less property and equipment additions came in at €189 million in Q1 2022. And finally due to a different year-on-year phasing in the annual settlement of our cash taxes, which we paid in Q1 this year as opposed to Q2 last year, and a nearly €9 million lower contribution from our vendor financing program, our Adjusted Free Cash Flow contracted by 49% to €61 million.
Having completed the first three months of the year, we reconfirm our full year 2022 outlook as presented mid-February. Relative to the first quarter, we expect an improved trend in both our revenue and Adjusted EBITDA performance in the second half of the year as mentioned above. Yesterday, shareholders approved the payment of a €1.375 per share gross final dividend (€149 million in aggregate), which complements a similar dividend paid in December last year in line with our €2.75 dividend per share floor. In addition, we received shareholder approval for the cancellation of 1.1 million shares, which we repurchased through our Share Repurchase Program 2021. As such, Telenet continues to execute against its shareholder remuneration policy as announced in December 2018 and tightened in October 2020."

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1    Operational highlights

IMPORTANT REPORTING CHANGES:

Inclusion of Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber counts include our SME and LE business customers, which were previously not recorded in our SIM count. We have represented our consolidated subscriber counts as presented below and under 4. Consolidated operating statistics in order to allow both investors and analysts to assess our operational performance on a like-for-like basis. Consequently, we have added 130,100, 132,600, 140,500, 146,100, 156,600 and 158,900 mobile postpaid subscribers to our subscriber count for the quarterly periods from Q1 2020 up to Q2 2021. As a result of the aforementioned change, the subscription and usage-related revenue generated by our SME and LE business customers is now being reported under our mobile telephony revenue (as opposed to business services revenue previously), while the interconnect revenue is now being recognized under other revenue (as opposed to business services revenue previously). We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our Q1 2021 revenue accordingly.

Discontinuation of basic video RGU reporting: Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, we will no longer distinguish between basic and enhanced video subscribers and will only report the total number of video customers as of January 1, 2022.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At March 31, 2022, we served 2,026,800 unique customer relationships, which represented approximately 59% of the 3,412,900 homes passed by our leading hybrid fiber coaxial ("HFC") network across our Flemish and Brussels footprint. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of up to 1 gigabit per second ("Gbps") across our entire footprint. In October 2021, we entered into a non-binding term sheet with Fluvius to create Flanders' "data network of the future", including Fiber to the Home ("FttH") technology. The network of the future will be fully open, ultra-performant, accessible to businesses and families, both in urban and rural areas, and built at the lowest societal cost. To this end, we will create together a new self-funding independent infrastructure company (“NetCo”) that will run an open access network, contributing both existing HFC and fiber assets as well as developing new build fiber assets in the future. NetCo intends to operate an open access network and is expected to enjoy a high network utilization rate from the start driven by Telenet’s customer relationships and the incremental traffic generated by wholesale partners. It is intended to be a multiparty partnership, i.e. open to further partnering with strategic and/or financial parties to develop this ambitious “data network of the future”. Final legal agreements are anticipated by the end of the second quarter of 2022.

At March 31, 2022, we provided 4,554,300 fixed services ("RGUs") consisting of 1,747,300 video, 1,728,600 broadband internet and 1,078,400 fixed-line telephony subscriptions. At March 31, 2022, we also served 2,946,700 mobile subscribers, of which approximately 90% are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") rate plans. We reached a bundling rate of 2.25 fixed RGUs per unique customer relationship in Q1 2022, which was modestly down compared to the prior year period as a result of the continued contraction in our fixed-line telephony RGU base as further addressed below. Our FMC customer base, which represents the sum of our "WIGO", "YUGO", "KLIK" and recently added "ONE" and "ONE UP" propositions, continued to expand, reaching 772,400 subscribers at March 31, 2022, up 17% year-on-year. In Q1 2022, we added 22,700 net new FMC subscribers, which represented a softer growth trend compared to preceding quarters reflecting seasonality and a less active market environment in the first quarter as characterized by the continued decrease in our annualized churn.

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ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the three months ended March 31, 2022, the monthly fixed ARPU per customer relationship reached €58.7, representing a decrease of nearly 2% compared to the prior year period when our video revenue included certain one-offs, favorably impacting our reported fixed ARPU per customer relationship at the time, and also reflecting the impact of the reallocation of "ONE" FMC bundle revenues from fixed to mobile telephony. As we launched our "ONE" and "ONEup" bundles in April last year, we anticipate this effect to annualize as of Q2 2022. The aforementioned bundle allocation effect more than offset (i) a greater share of higher-tier broadband subscribers in our mix, (ii) the favorable impact of last year's price adjustment and (iii) a higher proportion of multiple-play subscribers. Compared to Q4 2021, the fixed ARPU per customer relationship decreased almost 1% in the first quarter, mainly due to lower fixed-line telephony revenue caused by customer base erosion.

1.2    Broadband internet

At March 31, 2022, we served 1,728,600 broadband internet subscribers. Amidst a more muted market environment in the first quarter of the year, we recorded lower gross sales, which was more than offset by a favorable trend in our annualized churn. As a net result, we added 2,900 net new broadband subscribers in Q1 2022, which was primarily driven by the business segment. Annualized churn for our broadband internet service decreased by 50 basis points year-on-year to 7.5% from 8.0% in Q1 2021 and hence remains at historically moderate levels. Comparing our annualized churn rates prior to the COVID-19 pandemic and during the pandemic, we see a marked decline, which underlines customers' need for reliable, high-speed broadband connectivity at home. The weighted average data download speed across our broadband subscriber base once again further increased, reaching 241 Mbps at March 31, 2022, up 12% from 215 Mbps in Q1 last year.

1.3    Fixed-line telephony

At March 31, 2022, we served 1,078,400 fixed-line telephony subscribers, representing a 7% decrease compared to last year. Relative to December 31, 2021, our fixed-line telephony subscriber base contracted by 21,800 RGUs on a net organic basis in Q1 2022. In addition to the generally declining fixed-line telephony market, the continued success of our "ONE(Up)" FMC bundles accelerated this downward trend as fixed-line telephony is no longer activated by default in the new FMC packages, but needs a customer opt-in. Annualized churn for our fixed-line telephony service therefore reached 10.1% in Q1 2022 and was up 70 basis points compared to the same period of last year.

1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,946,700 subscribers at the end of Q1 2022, including 2,638,600 postpaid subscribers. The remaining 308,100 mobile subscribers are prepaid subscribers under the BASE brand. We added 8,800 net new mobile postpaid subscribers in Q1 2022, which marked a softer growth trend relative to previous quarters on the back of a softer market dynamic in the quarter. Our prepaid subscriber base continued to decrease in line with market trends and contracted by 12,300 SIMs in Q1 2022.

1.5    Video

At March 31, 2022, our video customer base reached 1,747,300 RGUs. This represented a net organic loss of 14,700 video subscribers during Q1 2022. This net loss represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their video service or moving out of our service footprint. Substantially all of our video customers have upgraded to our higher ARPU enhanced video services, enabling them to enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast complementary and paid library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Telenet TV" and "Yelo".

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Mid-September 2020, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we hold a 50% share. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. However, as we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA.

Following the launch of the "Streamz" streaming service, we introduced a new "Streamz+" product and rebranded the former "Play" product into "Streamz" alongside "Play More", which continues to exist. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters VTM, Play and VRT, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. Streamz is available to everyone through the Streamz app, online at Streamz.be and for Telenet customers through our digital TV platforms. In addition, we continue to have a leading market position as far as sports is concerned. "Play Sports" continues to broadcast both domestic and international football competitions, such as the English Premier League exclusively, and via the Eleven Sports channels: the Belgian Jupiler Pro League, La Liga, Serie A and Bundesliga 1. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. Play Sports Open offers all Telenet TV customers a selection of matches from different competitions, including Premier League, Europa League, Eredivisie, ATP and WTA Tennis, Belgian Hockey and Basketball, Cyclo-cross, Formula 1 and MXGP. This channel also includes both proprietary and acquired programs and documentaries.

Furthermore, as we are evolving to offer all relevant premium entertainment to our customers, we have started to integrate other main subscription VOD services (including amongst others Netflix and Amazon Prime) to our customers through their set-top box environment and we intend to continue to expand with other relevant VOD services in the future. Consequently, we are well positioned as a leading player in the premium entertainment segment within our footprint. Our total premium entertainment subscriber base, including "Streamz", "Streamz+", "Play More" and "Play Sports" equaled approximately 35% of our total enhanced TV customer base1 at the end of Q1 2022, which was a decline of 2 percentage points compared to the same quarter of last year and stable relative to December 31, 2021.

1 Including 379,500 direct subscriptions to our premium entertainment packages "Streamz", "Streamz+" and "Play More" and 219,100 "Play Sports" customers at March 31, 2022.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Revenue allocation from Telenet's Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber count includes our SME and LE business customers, which were previously not recorded in our SIM count. See 1. Operational highlights for additional information. As a result of the aforementioned change, the subscription and usage-related revenue generated by our SME and LE business customers is now being reported under our mobile telephony revenue (as opposed to business services revenue previously), while the interconnect revenue is now being recognized under other revenue (as opposed to business services revenue previously). We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our Q1 2021 revenue accordingly.

Operating Free Cash Flow renamed into Adjusted EBITDA less property & equipment additions: Effective with the release of our Q3 2021 earnings, we have stopped using the term Operating Free Cash Flow and now use the term "Adjusted EBITDA less property & equipment additions". As we define the term, Adjusted EBITDA less property & equipment additions has the same meaning as Operating Free Cash Flow had previously, and therefore does not impact any previously reported amounts.

Revised definition of Adjusted Free Cash Flow: Effective Q4 2021, we have changed the way we calculate Adjusted Free Cash Flow by deducting (i) cash payments for direct acquisition and divestiture costs and (ii) principal payments on pre-acquisition additions to network leases from our Adjusted Free Cash Flow. Prior to implementing this change, our Adjusted Free Cash Flow excluded both payments, in line with our historical guidance. We have represented our Adjusted Free Cash Flow as of Q1 2021 on that basis as further detailed under 5.2 EU IFRS condensed consolidated statement of cash flows. We refer to 6.3 Definitions for more information regarding our Adjusted Free Cash Flow disclosure.

2.1    Revenue

We generated revenue of €644.8 million for the first quarter of 2022, which was broadly flat versus €645.9 million of revenue generated in Q1 last year, which included certain one-offs in our video revenue. Our total subscription revenue, which represents the sum of our cable and mobile subscription revenue, was broadly stable compared to Q1 2021. Growth in our broadband and mobile telephony revenue of respectively 2% and 7% was offset by a 6% decline in our video and fixed line telephony revenue. The growth in mobile telephony revenue was mainly driven by the changes to the allocation of revenue from our new "ONE" FMC bundles compared to our former "WIGO" and "YUGO" FMC bundles, resulting in an increase of €5.0 million during Q1 2022, with a corresponding decrease in cable subscription revenue.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. Our video revenue for the three months ended March 31, 2022 amounted to €133.6 million, representing a 6% decrease compared to Q1 2021 as a result of the aforementioned one-off effect in Q1 last year. Excluding this effect, our video revenue showed a more moderate 3% year-on-year decline, reflecting (a) a lower average number of video RGUs and (b) the aforementioned shift in revenue allocation from the new "ONE" FMC bundles. These factors combined more than outweighed the benefit from the August 2021 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €171.8 million for the three months ended March 31, 2022, up 2% compared to the same period of last year. This robust year-on-year performance reflected (i) the benefit from the August 2021 price adjustment, (ii) the continued uptiering of our broadband internet customer base and (iii) the successful launch of our new "ONE" FMC

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propositions. This was partly offset by the aforementioned change in revenue allocation from the new "ONE" FMC bundles.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the three months ended March 31, 2022, our fixed-line telephony revenue fell 6% year-on-year to €51.9 million. This mainly reflected lower average RGUs over the period as detailed under 1.3 Fixed-line telephony and the aforementioned change in revenue allocation from the new "ONE" FMC bundles, which more than offset the favorable impact of the August 2021 price adjustment.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. Our mobile telephony revenue also includes the subscription and usage-related revenue generated by our SME and LE business customers as mentioned above. In Q1 2022, we generated mobile telephony revenue of €125.7 million, representing a year-on-year increase of almost 7%. The increase was mainly attributable to a favorable comparison base as last year's mobile usage was adversely impacted by COVID-19 lockdown restrictions. In addition, our mobile telephony revenue benefited from the aforementioned revenue allocation shift from our latest FMC line-up.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Our business services revenue no longer includes the subscription, usage-related and interconnect revenue generated by our SME and LE business customers as mentioned above, now reflected under mobile telephony and other revenue, respectively. Telenet Business generated revenue of €44.3 million for the three months ended March 31, 2022, representing a 2% year-on-year decline driven by lower fixed line and ICT integration services revenue.

OTHER
Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, including our SME and LE business customers as mentioned above (ii) advertising and production revenue from our media subsidiaries, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. Our Q1 2022 other revenue reached €117.5 million, an increase of 1% compared to the same period last year. A solid performance of our advertising and production business and higher wholesale revenue more than compensated for a significant decline in our interconnect revenue and lower revenue from handset sales. These declines reflect the impact of the COVID-19 pandemic on customer behavior and related increased usage of OTT applications and issues with the supply of certain handsets.

2.2    Expenses

In Q1 2022, we incurred total expenses of €510.1 million, representing a 4% increase compared to Q1 last year. Total expenses represented approximately 79% of revenue in Q1 2022, representing a 3 percentage point increase compared to Q1 2021. Cost of services provided as a percentage of revenue represented approximately 51% for Q1 2022 (Q1 2021: approximately 50%), while selling, general and administrative expenses represented approximately 28% of our total revenue in Q1 2022 (Q1 2021: approximately 26%).

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased 1% in Q1 2022 compared to the prior year period. This was mainly driven by

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increases in our staff-related and network operating expenses impacted by the mandatory wage indexation in January 2022 and higher energy costs as described further below.

NETWORK OPERATING EXPENSES
Network operating expenses in Q1 2022 were €58.8 million, reflecting an increase of 2% year-on-year mainly as a result of higher energy costs which increased by €3.5 million. Around half of our energy costs are hedged till the end of the year.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including, as of Q3 2020, costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and (iii) handset sales and subsidies. For the three months ended March 31, 2022, our direct costs were €127.8 million, a 1% decrease compared to Q1 2021 due to significantly lower interconnect costs.

STAFF-RELATED EXPENSES
Staff-related expenses for the first quarter of 2022 were €72.9 million, which represented an increase of 2% compared to the prior year period. This reflected (i) a higher average headcount and (ii) the effect of the 3.6% mandatory wage indexation as of early 2022.

SALES AND MARKETING EXPENSES
Our Q1 2022 sales and marketing expenses were €19.9 million representing an 3% year-on-year increase, reflecting timing variances in some of our marketing campaigns.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €9.2 million in Q1 2022, a 30% year-on-year increase, reflecting higher costs related to certain strategic projects and digital transformation costs.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €27.7 million for the three months ended March 31, 2022, remaining relatively flat compared to the prior year period.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS
Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €191.2 million in Q1 2022 compared to €175.9 million for the prior year period.

2.3    Net result

FINANCE INCOME AND EXPENSES
Net finance income in Q1 2022 totaled €90.9 million compared to net finance expense of €1.9 million in Q1 2021. Finance income for the three months ended March 31, 2022 increased 40% year-on-year from €155.5 million in Q1 last year to €217.4 million and included a non-cash gain on our derivatives of €217.3 million in the quarter as compared to €155.2 million in Q1 last year. Finance expense for the three months ended March 31, 2022 decreased 20% to €126.5 million from €157.4 million in Q1 2021, reflecting a €32.1 milllion lower non-cash foreign exchange loss on our USD-denominated debt. As detailed under 2.8 Debt profile, cash balance and net total leverage ratio, our USD-denominated debt has been hedged until the respective maturity dates, hence minimizing the impact of foreign exchange fluctuations on our cash flows. Excluding the impact from foreign exchange losses in both periods, our net interest expense in Q1 2022 remained broadly stable compared to same period of last year.

INCOME TAXES
We recorded income tax expense of €64.2 million in Q1 2022 compared to €38.5 million in Q1 2021, reflecting a 49% year-on-year increase in our pre-tax profit.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 11
NET PROFIT
We realized a net profit of €160.4 million for the three months ended March 31, 2022 compared to €112.5 million in Q1 2021. The solid 43% increase in our net profit reflected a significantly improved financial result partly offset by higher income tax expense and a 12% year-on-year decline in our operating profit reflecting mainly higher depreciations and amortizations, besides to a lesser extent higher staff-related expenses and energy costs as mentioned before. In Q1 2022, we achieved a net profit margin of 24.9%, an increase of 750 basis points compared to Q1 last year.

2.4    Adjusted EBITDA

For the three months ended March 31, 2022, we achieved Adjusted EBITDA of €328.5 million, which represented a decline of less than 2% (-1.7%) versus the €334.2 million we delivered in Q1 2021. In Q1 2022, we achieved an Adjusted EBITDA margin of 50.9% compared to 51.7% in Q1 2021. As mentioned above, the decline in our Adjusted EBITDA was driven by both a tough comparison base compared to last year because of certain one-offs in Q1 2021 and the impact of higher inflation on both our staff-related expenses and network operating costs. In line with our FY 2022 outlook, we anticipate an improved trend in our Adjusted EBITDA in the second half of the year, driven by certain price adjustments coming into effect as of Q3 2022 as announced yesterday, as well as a continued focus on our operating expenses and tight cost control.

Exhibit 1: Reconciliation between profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2022	2021	Change %

Profit for the period	160.4	112.5	43%

Income tax expense	64.2	38.5	67%
Share of the result of equity accounted investees	1.0	0.9	11%
Net finance expense (income)	(90.9)	1.9	N.M.
Depreciation, amortization, impairment and gain on disposal of assets	191.4	175.4	9%

EBITDA	326.1	329.2	(1)%

Share based compensation	(2.9)	3.9	N.M.
Operating charges related to acquisitions or divestitures	5.5	2.6	112%
Restructuring charges	(0.2)	0.5	N.M.
Measurement period adjustments related to business acquisitions	—	(2.0)	(100)%

Adjusted EBITDA	328.5	334.2	(2)%
Adjusted EBITDA margin	50.9%	51.7%
Net profit margin	24.9%	17.4%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 12
2.5    Capital expenditures

Accrued capital expenditures for the three months ended March 31, 2022 reached €180.2 million, an increase of 26% versus the prior year period and equivalent to approximately 28% of revenue over the period. Our Q1 2022 accrued capital expenditures included (i) €38.7 million of lease-related capital additions of which €31.5 million relates to Iease additions previously classified as operating leases, and are hence excluded from our full year outlook, (ii) a temporary six-month extension of both our 2G and 3G mobile spectrum licenses in March this year for an aggregate amount of €8.4 million, awaiting the upcoming multiband spectrum auction which is due to commence towards in June 2022 and (iii) €0.5 million for the recognition of football broadcasting rights. Excluding these impacts, as per our FY 2022 guidance as further detailed under 3. Outlook, our Q1 2022 accrued capital expenditures were €139.8 million, equivalent to approximately 22% of revenue, and representing a more moderate 4% year-on-year increase. In line with our full year 2022 outlook, we expect our investment intensity to pick up in the remaining quarters.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines represented €33.1 million in Q1 2022, up 34% compared to Q1 last year, driven by targeted set-top box and modem swap programs. Capital expenditures related to customer premises equipment for the three months ended March 31, 2022 represented approximately 24% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Accrued capital expenditures for network growth and upgrades amounted to €19.1 million in Q1 2022, marking an 38% increase compared to the prior year period and predominantly reflected the start of our 5G roll-out and tactical fiber-related investments, as embedded in our full year outlook. For the three months ended March 31, 2022, network-related capital expenditures represented approximately 14% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €38.5 million in Q1 2022. This represented a noticeable 21% year-on-year decrease, reflecting lower spending on our IT upgrade program which is expected to be finalized by the end of this year. Capital expenditures for products and services represented approximately 28% of total accrued capital expenditures for the three months ended March 31, 2022 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. These reached €89.5 million for the three months ended March 31, 2022, representing a 60% increase compared to last year and included the aforementioned €38.7 million of lease-related capital additions of which €31.5 million relates to Iease additions previously classified as operating leases.

The above implies that approximately 66% of our accrued capital expenditures for the three months ended March 31, 2022 (excluding the recognition of certain football broadcasting rights, the aforementioned mobile spectrum licenses and certain lease-related capital additions) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 13
Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2022	2021	Change %

Accrued capital expenditures	180.2	143.1	26%

Assets acquired under capital-related vendor financing arrangements	(28.3)	(11.8)	140%
Assets acquired under lease agreements	(38.7)	(5.2)	644%
Changes in current liabilities related to capital expenditures	(3.4)	(6.7)	(49)%

Cash capital expenditures	109.8	119.4	(8)%

2.6    Adjusted EBITDA less property & equipment additions

We yielded an Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow) of €188.7 million in Q1 2022 compared to €200.4 million in Q1 2021. The 6% year-on-year decrease was mainly driven by (i) a nearly 2% contraction in our Adjusted EBITDA as explained above and (ii) modestly higher accrued capital expenditures versus Q1 last year (excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions). In line with our FY 2022 outlook, we expected a further contraction in our Adjusted EBITDA less property & equipment additions for the remainder of the year as higher investments will more than offset the projected recovery in our Adjusted EBITDA.

Exhibit 3: Reconciliation to Adjusted EBITDA less property & equipment additions (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2022	2021	Change %

Adjusted EBITDA	328.5	334.2	(2)%

Accrued capital expenditures	(180.2)	(143.1)	26%
Recognition of football broadcasting rights	0.5	2.4	(79)%
Recognition of mobile spectrum licenses	8.4	8.4	—%
Recognition of certain lease-related capital additions	31.5	(1.5)	N.M.
Accrued capital expenditures excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions	(139.8)	(133.8)	4%

Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow)	188.7	200.4	(6)%

2.7    Cash flow and liquidity
NET CASH FROM OPERATING ACTIVITIES
For the three months ended March 31, 2022, our operations yielded €231.1 million of net cash compared to the €274.0 million we generated during the prior year period. Our net cash from operating activities decreased 16% year-on-year as a result of a different phasing in the payment of our annual cash taxes, which we settled in Q1 this year as opposed to Q2 last year.
NET CASH USED IN INVESTING ACTIVITIES
We used €124.6 million of net cash in investing activities for the three months ended March 31, 2022, which was up 4% compared to €120.1 million in Q1 last year. The net cash flow used in investing activities for Q1 2022 reflected the aforementioned temporary six-month extension of our mobile spectrum licenses in March this year ahead of the upcoming multiband auction. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 14
three months ended March 31, 2022, we acquired €28.3 million of assets through capital-related vendor financing arrangements (Q1 2021: €11.8 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures.
NET CASH USED IN FINANCING ACTIVITIES
For the three months ended March 31, 2022, the net cash used in financing activities was €83.1 million compared to €35.9 million in Q1 2021, representing an increase of 131% year-on-year. Our net financing cash flow for the three months ended March 31, 2022 reflected (i) a net €35.9 million reduction in our outstanding loans and borrowings, including scheduled repayments under our vendor financing program and (ii) €22.7 million spent under our Share Repurchase Program 2021, which we started at the end of November last year and completed end-February 2022. Under this program, we repurchased 1.1 million treasury shares for an aggregate amount of €35.4 million, which have been cancelled in full following yesterday's EGM approval. The remainder of our net cash used in financing activities primarily consisted of lease repayments and other financial payments.
ADJUSTED FREE CASH FLOW
For the three months ended March 31, 2022, we generated €61.2 million of Adjusted Free Cash Flow compared to €119.2 million in Q1 last year. This represented a 49% year-on-year decrease and mainly reflected (i) a different phasing in the payment of our annual cash taxes as mentioned above and (ii) an €8.8 million lower contribution from our vendor financing compared to Q1 last year. As we already settled our annual cash taxes in the first quarter, we expect a much stronger Adjusted Free Cash Flow performance in Q2 and the remainder of the year.

2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At March 31, 2022, we carried a total debt balance (including accrued interest) of €5,529.9 million, of which €1,442.4 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,180.9 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at March 31, 2022 also included a principal amount of €338.9 million related to our vendor financing program, while the remainder primarily represents lease obligations associated with the Interkabel Acquisition and other leases.
At March 31, 2022, we carried €338.9 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months and which carries a margin of 195 basis points over EURIBOR (floored at 0%). This represented a decline of €7.1 million versus December 31, 2021, reflecting seasonality in some of our scheduled vendor financing payments and negatively impacting our Adjusted Free Cash Flow by the same amount in Q1 2022. For the full year 2022, we anticipate a broadly stable evolution from December 31 2021, as embedded in our FY 2022 Adjusted Free Cash Flow outlook, yet with a certain seasonality in some of our payments from quarter to quarter.
All of our floating interest rate risk and foreign exchange currency risk have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 6.3 years at March 31, 2022. In addition, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at March 31, 2022, with certain availabilities up to September 2026.
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at March 31, 2022.

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Exhibit 4: Debt maturity table as of March 31, 2022 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2022
	(€ in millions)
2020 Amended Senior Credit Facility
Term Loan AR	2,070.9	2,070.9	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)

Senior Secured Fixed Rate Notes
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	902.4	902.4	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	March 31, 2023	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)

Total notional amount	5,178.3	4,623.3	555.0
Note: In the table above, Telenet's USD-denominated debt has been converted into EUR using the March 31, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At March 31, 2022, we held €162.9 million of cash and cash equivalents compared to €139.5 million at December 31, 2021. In order to minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions and we strive to invest at least 75% of our cash and cash equivalents in AAA-rated money market funds. In addition to our available cash balance, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below. Relative to December 31, 2021, our cash balance at March 31, 2022 slightly increased reflecting a seasonally lower Adjusted Free Cash Flow contribution in the quarter and the completion of our Share Repurchase Program 2021 for which we spent an additional €22.7 million in Q1 2022.

NET LEVERAGE RATIO
At the occasion of the December 2018 Capital Markets Day - and as updated at the end of October 2020 when we tightened our shareholder remuneration policy - we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. This now includes a gross dividend per share floor of €2.75, representing the upper end of the

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 16
previous pay-ratio between 50-70% as a percentage of our Adjusted Free Cash Flow. At March 31, 2022, our net total leverage was 4.0x, which was unchanged compared to December 31, 2021.
Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) lease-related liabilities, (ii) any vendor financing-related short-term liabilities and includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA). Our net covenant leverage reached 3.0x at March 31, 2022, which was stable compared to December 31, 2021. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At March 31, 2022, our revolving credit facilities were fully undrawn as mentioned above.

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3    Outlook and other information

3.1    Outlook

2022 will be a pivotal year for Telenet, in which we aim to complete two major strategic overhauls. Firstly, we continue to engage in constructive discussions with Fluvius on the data network of the future in Flanders. Both companies target to enter into legal agreements by the time we report our H1 2022 results, which represents a slightly delayed timing versus spring initially. In addition, we intend to host a Capital Markets Day shortly thereafter to provide more clarity on the growth outlook for both our retail and infrastructure businesses. Secondly, we announced the sale of our mobile telecommunications tower business to DigitalBridge at the end of March for a total cash consideration of €745.0 million, equivalent to a multiple of 25.1x EV/EBITDAal1 2021. As part of the agreement, Telenet will enter into a long-term Master Lease Agreement (“MLA”) with DigitalBridge, which includes an initial period of 15 years and two renewal options of 10 years each. The agreement also includes a build-to-suit (“BTS”) commitment to deploy a minimum of 475 additional new sites with Telenet acting as a subcontractor to TowerCo, resulting in additional proceeds to Telenet over time. The transaction is expected to close in the second quarter of 2022 and does not require any further regulatory approvals. As a result of this landmark transaction for Telenet, we intend to move to EBITDAal reporting from the second quarter of this year and will provide rebased FY 2021 and YTD 2022 headline financials in order to facilitate a like-for-like comparison base, including an update of our FY 2022 outlook to reflect the transaction impact on our key financial metrics.

Having completed the first three months of the year, we reconfirm our full year 2022 outlook as presented mid-February. Relative to the first quarter, we expect an improved trend in both our revenue and Adjusted EBITDA performance in the second half of the year, driven by certain price adjustments coming into effect as of mid-June 2022 as announced yesterday, as well as a continued focus on our operating expenses and tight cost control.

Exhibit 5: Outlook

Outlook FY 2022	As presented on February 10, 2022
Revenue growth	Around 1%
Adjusted EBITDA growth(a)	Around 1%
Accrued capital expenditures as a percentage of revenue(b)	Around 25%
Adjusted Free Cash Flow(a, c)	Flat versus FY 2021 (FY 2021: €404.9 million)
(a) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(b) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(c) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2022, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2021 tax return will not occur until early 2023.

1 EBITDAal is referred to as EBITDA after leases

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3.2    Shareholder remuneration

Building on the shareholder remuneration policy as initially introduced at our December 2018 Capital Markets Day and as tightened at the end of October 2020, we paid a gross intermediate dividend of €1.375 per share in early December 2021 (€150.2 million in aggregate), which represented 50% of the fixed dividend floor of €2.75 per share (gross). In line with our policy, the board of directors proposed to yesterday's Annual Shareholders' Meeting to approve the payment of a gross final dividend of €1.375 per share (€149.0 million in total, based on the number of dividend-entitled shares outstanding at the date of this release). Having received the required shareholder approval yesterday, the dividend will be paid next week on May 4, 2022, with the Telenet shares trading ex-dividend on Euronext Brussels as of May 2, 2022.

In addition, the board of directors also proposed to yesterday's Extraordinary General Shareholders' Meeting to approve the cancellation of 1,100,000 treasury shares, which the Company repurchased under the Share Repurchase Program 2021 as mentioned above. Having received the required shareholder approval yesterday, the total number of shares will be lowered by an equivalent number of shares from 113,841,819 to 112,741,819.

The board of directors remains highly committed to deliver on the Company's shareholder remuneration policy, as detailed during the December 2018 Capital Markets Day and as tightened in October 2020 as mentioned above. In the absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intended to maintain Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage") around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. This includes a fixed dividend per share floor of €2.75 (gross). The remainder of our Adjusted Free Cash Flow may still be considered for accretive acquisitions, extraordinary dividends, incremental share buy-backs, deleveraging or a combination thereof.
3.3    Subsequent events

Telenet’s shareholders approve the board of directors’ proposals
On April 27, 2022, Telenet's shareholders approved the proposals from the board of directors, as published in the March 25, 2022 convening notice. This includes amongst others (i) the appointment of four new directors to the board, of which three independent directors, (ii) the extension of certain board mandates for another four-year term, (iii) the payment of a €1.375 gross dividend per share, (iv) the cancellation of 1.1 million treasury shares and (v) renewed resolutions concerning future share repurchases and authorized capital.

Changes to the board of directors
Telenet’s Annual General Shareholders’ Meeting approved the proposed appointment of four new directors: Ms. Lieve Creten1, Mr. John Gilbert and Mr. Dirk JS Van den Berghe2 as new independent directors of the Company and Ms. Madalina Suceveanu as a new non-executive director (upon proposal of Liberty Global, in accordance with article 18.1(ii) of the articles of association). The AGM also approved the extension of the director mandates of Ms. Amy Blair and Ms. Severina Pascu. For more information on the Telenet board of directors, we refer to the March 24, 2022 press release.
Approval of a €1.375 gross dividend per share
In addition, the Annual General Shareholders’ Meeting approved the proposed gross dividend of €1.375 per share (net €0.9625 per share), equivalent to an aggregate amount of €149.0 million3. As detailed in the February 10, 2022 press release, the dividend will be paid on May 4, 2022 with the Telenet shares trading ex-dividend as of the opening of the Brussels stock exchange on May 2, 2022. The record date has been confirmed at May 3, 2022.

1 Ms. Lieve Creten serves as permanent representative of Lieve Creten BV.
2 Mr. Dirk Van den Berghe serves as permanent representative of Dirk JS Van den Berghe Ltd.
3 Based on 108,393,647 dividend-entitled shares as per April 27, 2022

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The effective payment of the dividend to both registered shareholders and holders of dematerialised shares will occur on May 4, 2022. The payment of the dividend will be subject to 30% withholding tax under Belgian law. The received net dividend per share of €0.9625 can, however, differ for foreign shareholders depending on the existence of certain double tax treaties between Belgium and certain foreign countries. In order to benefit from the reduced withholding tax, shareholders will need to formally submit a tax certificate to ING Belgium, acting as paying agent on behalf of the Company, at the latest 10 calendar days after the actual payment date.

Cancellation of 1.1 million treasury shares with immediate effect
The board of directors also proposed to the Extraordinary General Shareholders' Meeting to approve the cancellation of 1,100,000 treasury shares, which the Company repurchased under the Share Repurchase Program 2021. Having received the required shareholder approval, the total number of shares will be lowered by an equivalent number of shares from 113,841,819 to 112,741,819.

Renewed resolutions concerning future share repurchases and authorized capital
Finally, shareholders approved the extension of the current share repurchase and authorized capital authorizations, valid for a period of five years until April 2027. Under the approved share repurchase authorization, the Company can acquire own shares up to the maximum number as set forth in the applicable legislation at a price per share that cannot be lower than 80% of the lowest closing price over the last 20 trading days and cannot be higher than 120% of the highest closing price over the last 20 trading days.

As far as the authorized capital resolution is concerned, the board of directors can increase the share capital of the Company with a maximum amount of €5.0 million, which is unchanged from the previous resolution granted by shareholders in 2017 and extended today.

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4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended March 31,	2022	2021	Change %

Total Services - Combined Network

Homes passed (11)	3,412,900	3,381,300	1%

Video
Total video (5)	1,747,300	1,799,000	(3)%

Internet
Residential broadband internet	1,491,700	1,468,800	2%
Business broadband internet	236,900	237,300	—%
Total broadband internet (6)	1,728,600	1,706,100	1%

Fixed-line telephony
Residential fixed-line telephony	950,300	1,021,300	(7)%
Business fixed-line telephony	128,100	139,700	(8)%
Total fixed-line telephony (7)	1,078,400	1,161,000	(7)%

Total RGUs (12)	4,554,300	4,666,100	(2)%

Churn (13)

Video	9.0%	9.1%
Broadband internet	7.5%	8.0%
Fixed-line telephony	10.1%	9.4%

Customer relationship information

FMC customers	772,400	660,500	17%
Total customer relationships (9)	2,026,800	2,043,600	(1)%
Services per customer relationship (9)	2.25	2.28	(1)%
ARPU per customer relationship (in € / month) (9) (10)	58.7	59.8	(2)%

As of and for the three months ended March 31,	2022	2021	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,638,600	2,598,200	2%
Prepaid subscribers	308,100	356,600	(14)%
Total mobile subscribers (8)	2,946,700	2,954,800	—%

Inclusion of Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber counts include our SME and LE business customers, which were previously not recorded in our SIM count. We have represented our consolidated subscriber counts as presented in the table above as of Q1 2020 in order to allow both investors and analysts to assess our operational performance on a like-for-like basis. Consequently, we have added 130,100, 132,600, 140,500, 146,100, 156,600 and 158,900 mobile postpaid subscribers to our subscriber count for the quarterly periods from Q1 2020 up to Q2 2021.

Discontinuation of basic video RGU reporting: Following the successful completion of our analog TV switch-off program across our entire footprint at the end of November 2021, we will no longer distinguish between basic and enhanced video subscribers and will only report the total number of video customers as of January 1, 2022.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 21
5    Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1    EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2022	2021	Change %
Profit for the period

Revenue	644.8	645.9	—%

Expenses

Cost of services provided	(330.2)	(323.0)	2%

Gross profit	314.6	322.9	(3)%

Selling, general & administrative expenses	(179.9)	(169.1)	6%

Operating profit	134.7	153.8	(12)%

Finance income	217.4	155.5	40%
Net interest income, foreign exchange gain and other finance income	0.1	0.3	(67)%
Net gain on derivative financial instruments	217.3	155.2	40%
Finance expenses	(126.5)	(157.4)	(20)%
Net interest expense, foreign exchange loss and other finance expenses	(126.5)	(157.4)	(20)%
Net finance income (expense)	90.9	(1.9)	N.M.
Share of the result of equity accounted investees	(1.0)	(0.9)	11%

Profit before income tax	224.6	151.0	49%

Income tax expense	(64.2)	(38.5)	67%

Profit for the period	160.4	112.5	43%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset), net of income tax	1.7	—	100%
Equity-accounted investees - share of other comprehensive loss, net of income tax	0.5	—	100%
Other comprehensive income for the period, net of income tax	2.2	—	100%

Total comprehensive income for the period	162.6	112.5	45%

Profit attributable to:	160.4	112.5	43%
Owners of the Company	160.4	112.7	42%
Non-controlling interests	—	(0.2)	(100)%

Total comprehensive income for the period, attributable to:	162.6	112.5	45%
Owners of the Company	162.6	112.7	44%
Non-controlling interests	—	(0.2)	(100)%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 22

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2022	2021	Change %

Weighted average shares outstanding	108,609,611	109,242,990
Basic earnings per share	1.48	1.03	44%
Diluted earnings per share	1.48	1.03	44%

Revenue by Nature

Subscription revenue:
Video	133.6	142.7	(6)%
Broadband internet	171.8	168.4	2%
Fixed-line telephony	51.9	55.3	(6)%
Cable subscription revenue	357.3	366.4	(2)%
Mobile telephony	125.7	117.7	7%
Total subscription revenue	483.0	484.1	—%
Business services	44.3	45.4	(2)%
Other	117.5	116.4	1%
Total Revenue	644.8	645.9	—%

Expenses by Nature

Network operating expenses	(58.8)	(57.7)	2%
Direct costs (programming, copyrights, interconnect and other)	(127.8)	(128.6)	(1)%
Staff-related expenses	(72.9)	(71.2)	2%
Sales and marketing expenses	(19.9)	(19.3)	3%
Outsourced labor and professional services	(9.2)	(7.1)	30%
Other indirect expenses	(27.7)	(27.8)	—%
Restructuring charges	0.2	(0.5)	N.M.
Measurement period adjustments related to business acquisitions	—	2.0	(100)%
Operating charges related to acquisitions or divestitures	(5.5)	(2.6)	112%
Share-based payments granted to directors and employees	2.9	(3.9)	N.M.
Depreciation	(111.0)	(104.3)	6%
Amortization	(59.2)	(51.7)	15%
Amortization of broadcasting rights	(22.6)	(20.1)	12%
Gain on disposal of assets	1.6	0.8	100%
Impairment of long-lived assets - Property and equipment	(0.2)	(0.1)	100%

Total Expenses	(510.1)	(492.1)	4%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 23
5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2022	2021	Change %

Cash flows from operating activities
Profit for the period	160.4	112.5	43%
Depreciation, amortization, impairment and restructuring charges	191.2	175.9	9%
Working capital changes and other non-cash items	61.7	28.2	119%
Income tax expense	64.2	38.5	67%
Net interest expense, foreign exchange loss and other finance expenses	126.4	157.1	(20)%
Net loss (gain) on derivative financial instruments	(217.3)	(155.2)	40%
Cash interest expenses and cash derivatives	(83.7)	(82.6)	1%
Income taxes paid	(71.8)	(0.4)	N.M.

Net cash from operating activities	231.1	274.0	(16)%

Cash flows from investing activities
Purchases of property and equipment	(62.9)	(74.3)	(15)%
Purchases of intangibles	(46.9)	(45.1)	4%
Acquisitions and disposals of and loans to equity accounted investees	(3.3)	(1.0)	230%
Proceeds from sale of property and equipment	0.5	0.3	67%
Other investing activities	(12.0)	—	100%

Net cash used in investing activities	(124.6)	(120.1)	4%

Cash flows from financing activities
Repayments of loans and borrowings	(137.6)	(113.2)	22%
Proceeds from loans and borrowings	101.7	102.6	(1)%
Repurchase of own shares	(22.7)	—	100%
Other financing activities (incl. leases)	(24.5)	(25.3)	(3)%

Net cash used in financing activities	(83.1)	(35.9)	131%

Net increase in cash and cash equivalents
Cash at beginning of period	139.5	82.0	70%
Cash at end of period	162.9	200.0	(19)%

Net cash generated	23.4	118.0	(80)%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 24

(€ in millions)	For the three months ended
	March 31,
	2022	2021	Change %

Adjusted Free Cash Flow
Net cash from operating activities	231.1	274.0	(16)%
Cash payments for direct acquisition and divestiture costs	4.4	1.5	193%
Operating-related vendor financing additions	101.7	102.5	(1)%
Purchases of property and equipment	(62.9)	(74.3)	(15)%
Purchases of intangibles	(46.9)	(45.1)	4%
Principal payments on operating-related vendor financing	(120.3)	(91.8)	31%
Principal payments on capital-related vendor financing	(16.7)	(20.8)	(20)%
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(13.3)	(14.4)	(8)%
Principal payments on post acquisition additions to network leases	(8.2)	(7.6)	8%

Adjusted Free Cash Flow (as previously defined)	68.9	124.0	(44)%

Cash payments for direct acquisition and divestiture costs	(4.4)	(1.5)	193%
Principal payments on pre-acquisition additions to network leases	(3.3)	(3.3)	—%
Adjusted Free Cash Flow (as guided and currently defined)	61.2	119.2	(49)%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 25
5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	March 31,	December 31,	Change
	2022	2021

ASSETS
Non-current Assets:
Property and equipment	1,932.0	2,114.8	(182.8)
Goodwill	1,823.8	1,823.8	—
Other intangible assets	773.4	783.0	(9.6)
Deferred tax assets	119.8	169.0	(49.2)
Investments in and loans to equity accounted investees	120.4	117.6	2.8
Other investments	7.7	7.7	—
Derivative financial instruments	106.9	30.8	76.1
Other assets	21.7	23.7	(2.0)
Total non-current assets	4,905.7	5,070.4	(164.7)

Current Assets:
Inventories	26.6	26.5	0.1
Trade receivables	171.0	174.3	(3.3)
Other current assets	161.4	135.7	25.7
Cash and cash equivalents	162.9	139.5	23.4
Derivative financial instruments	46.1	57.1	(11.0)
	568.0	533.1	34.9
Assets held for sale	188.0	—	188.0
Total current assets	756.0	533.1	222.9

TOTAL ASSETS	5,661.7	5,603.5	58.2

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 26

(€ in millions)	March 31,	December 31,	Change
	2022	2021

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	675.2	697.7	(22.5)
Retained loss	(1,987.7)	(2,148.1)	160.4
Remeasurements	(7.4)	(9.6)	2.2
Total equity attributable to owners of the Company	(1,226.4)	(1,366.5)	140.1
Non-controlling interests	3.6	3.4	0.2
Total equity	(1,222.8)	(1,363.1)	140.3

Non-current Liabilities:
Loans and borrowings	5,086.8	5,080.3	6.5
Derivative financial instruments	32.3	174.0	(141.7)
Deferred revenue	2.4	3.6	(1.2)
Deferred tax liabilities	108.0	111.7	(3.7)
Other non-current liabilities	83.0	83.3	(0.3)
Provisions	2.8	14.8	(12.0)
Total non-current liabilities	5,315.3	5,467.7	(152.4)

Current Liabilities:
Loans and borrowings	443.1	498.8	(55.7)
Trade payables	203.2	166.5	36.7
Accrued expenses and other current liabilities	438.6	400.6	38.0
Provisions	88.9	88.4	0.5
Deferred revenue	120.1	115.2	4.9
Derivative financial instruments	31.3	58.9	(27.6)
Current tax liability	119.7	170.5	(50.8)
	1,444.9	1,498.9	(54.0)
Liabilities directly associated with the assets held for sale	124.3	—	124.3
Total current liabilities	1,569.2	1,498.9	70.3

Total liabilities	6,884.5	6,966.6	(82.1)

TOTAL EQUITY AND LIABILITIES	5,661.7	5,603.5	58.2

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 27

6    Appendix

6.1    Reconciliation between profit for the period and Consolidated Annualized EBITDA (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the March 31, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDA.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	December 31, 2021	March 31, 2022	March 31, 2022	March 31, 2022

Profit for the period	91.9	160.4	252.3	504.6

Income tax expense	16.8	64.2	81.0	162.0
Share of the result of equity accounted investees	(0.5)	1.0	0.5	1.0
Impairment of investments in equity accounted investees	12.2	—	12.2	24.4
Net finance expense (income)	13.2	(90.9)	(77.7)	(155.4)
Depreciation, amortization, impairment and gain on disposal of assets	192.8	191.4	384.2	768.4

EBITDA	326.4	326.1	652.5	1,305.0

Share based compensation	11.0	(2.9)	8.1	16.2
Operating charges related to acquisitions or divestitures	5.2	5.5	10.7	21.4
Restructuring charges	0.1	(0.2)	(0.1)	(0.2)
Measurement period adjustments related to business acquisitions	(2.3)	—	(2.3)	(4.6)

Adjusted EBITDA	340.4	328.5	668.9	1,337.8
Adjusted EBITDA margin	51.0%	50.9%	51.0%	51.0%
Net profit margin	13.8%	24.9%	19.2%	19.2%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 28
6.2    Definitions

1.EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period and post-measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and represents an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.
2.Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.
3.Adjusted EBITDA less property & equipment additions (formerly referred to as Operating Free Cash Flow (“OFCF”)) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses. Adjusted EBITDA less property & equipment additions is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after the Company's capital spend, which the Company believes is important to take into account when evaluating overall performance of the business and (ii) a comparable view of the Company's performance relative to other telecommunications companies. The Company's Adjusted EBITDA less property and equipment additions measure may differ from how other companies define and apply their definition of similar measures.
4.Adjusted Free Cash Flow is defined as net cash provided by the Company's operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to the Company's actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in the Company's consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to the Company's actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available) each as reported in the Company's consolidated statements of cash flows. The Company believes its presentation of Adjusted Free Cash Flow, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, provides useful information to its investors because this measure can be used to gauge the Company's ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case the Company typically pays in less than 365 days). Adjusted Free Cash Flow should not be understood to represent the Company's ability to fund discretionary amounts, as the Company has various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS measures of liquidity included in the Company's consolidated statements of cash flows. Further, the Company's Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.
5.Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network.
6.Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's internet services over the Combined Network.
7.Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.
8.Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.
9.Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.
10.Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services,

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 29
Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.
11.Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
12.RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.
13.Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
14.Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into EUR using the March 31, 2022 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.
15.Net covenant leverage is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on April 28, 2022 at 3:30pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 58.9% in Telenet Group Holding NV (including any treasury shares held by the latter from time to time).
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2021 as well as unaudited consolidated financial statements and presentations related to the financial results for the three months ended March 31, 2022 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2022 - 30
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects; strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; the potential adverse impact of the recent outbreak of the novel coronavirus (COVID-19) pandemic, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.
Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2021 have been prepared in accordance with EU IFRS unless otherwise stated and has been made available on the Company’s website.
Non-GAAP measures –Adjusted EBITDA, Adjusted EBITDA less property & equipment additions (previously referred to as Operating Free Cash Flow), Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on April 28, 2022, 2021 at 7:00am CET